REQUEST FOR EXTENSION OF CREDIT TRANSACTION

To: Taegu Bank, Ltd.

We would like to request for an extension of the period of our credit transaction with your esteemed bank, which is identified as below, from May 27, 1999 to November 27, 1999 due to our unavoidable circumstances.

1. Classification of Credit: general fund loan

2. Commencement of Transaction period: May 27, 1998

3. Initial Loan Amount: Five billion Won

4. Current Banlance of Loan: Five billion Won

5. Amount of Loan to be Deferred: Four billion won

6. Interest Rate: 12.75 %p.a.

Dated: May 27, 1999


By:  Yeongnam Housing Finance Co., Ltd.
     286-1 Shinchun-Dong
     Dong-Gu, Taegu


By:  Kwang Ryong Koh, President
     (Corporate seal affixed)